Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Trinity Place Holdings Inc.

New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 14, 2016, relating to the consolidated financial statements, the effectiveness of Trinity Place Holdings Inc.’s internal control over financial reporting, and schedule of Trinity Place Holdings Inc. appearing in the Company’s Annual Report on Form 10-KT for the transition period from March 1, 2015 to December 31, 2015.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

BDO USA, LLP

New York, New York

November 7, 2016